QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21

SUBSIDIARIES OF PLATINUM HOLDINGS

Subsidiary	Jurisdiction of Incorporation
Platinum Underwriters Bermuda, Ltd. (100% owned by Platinum Holdings)	Bermuda
Platinum Regency Holdings (100% owned by Platinum Holdings)	Ireland
Platinum Underwriters Reinsurance Inc.* (100% owned by Platinum Regency Holdings)	Maryland
Platinum Re (UK) Limited (100% owned by Platinum Regency Holdings)	United Kingdom
    *
    To become a subsidiary upon completion of the Public Offering.

QuickLinks

SUBSIDIARIES OF PLATINUM HOLDINGS